Exhibit 99.1

Recro Pharma Reports Second Quarter 2019 Financial Results

Record Results and Raising Guidance

Announces Plan to Spin Acute Care

Company to Host Conference Call Today at 8:00 AM ET

MALVERN, Pa., August 8, 2019 (GLOBE NEWSWIRE) — Recro Pharma, Inc. (NASDAQ:REPH), a pharmaceutical company with a high-performing, revenue generating contract development and manufacturing (CDMO) segment and an Acute Care segment, today reported financial results for the three and six months ended June 30, 2019.

“Our CDMO business has delivered record results, generating $56.3 million in year to date revenues, a 36% increase from the comparable six-month period in 2018,” said Gerri Henwood, President and Chief Executive Officer of Recro Pharma. “We are very pleased with the sales performance to date this year and the trajectory of continued year over year growth. As such, we are raising our full year CDMO revenue guidance to $91-94 million. CDMO operating income, CDMO Adjusted EBITDA* and CDMO operating income, as adjusted*, for the first half of 2019 were $24.6 million, $26.6 million and $21.6 million, respectively, which are increases of 78%, 78% and 101%, respectively, compared to the same six-month period in 2018.”

“In the Acute Care segment, we have executed our restructuring plan and continue to anticipate the consolidated company being cash flow positive in the second half of the year. While we continue to pursue FDA approval for IV meloxicam we plan to spin out the Acute Care segment and have the CDMO business and the Acute Care business operate as two separately traded public companies,” concluded Ms. Henwood.

Second Quarter 2019 and Recent Events

•

Strong Gainesville Manufacturing Performance. Recro’s contract manufacturing business continued to perform well with revenues of $31.3 million for the second quarter ended June 30, 2019, compared to $21.7 million for the second quarter ended June 30, 2018, a 44% increase from the comparable three-month period in 2018.

•

Restructured Acute Care Segment. Following receipt of the second CRL, Recro reduced the operating expenses of its Acute Care Segment, including a reduction in staff of approximately 50 employees. Recro Pharma believes this initiative will significantly reduce its 2019 planned cash burn and anticipates becoming cash flow positive in the second half of 2019 (excluding the impact from any potential partnering or strategic transactions).

Second Quarter Financial Results

As of June 30, 2019, Recro had cash, cash equivalents and short-term investments of $32.4 million.

Revenues and cost of sales were $31.3 million and $14.1 million, respectively, for the three months ended June 30, 2019, compared to $21.7 million and $12.1 million for the three months ended June 30, 2018. The increase of $9.6 million in revenue was due to increased royalties recognized from two of our commercial partners and an increase in product sales to one of our commercial partners. Cost of sales increased primarily due to expansion of our service and development capabilities as well as growth in manufacturing demand, which was partially offset by operating efficiencies gained as a result of higher production volumes.

Research and development expenses for the three months ended June 30, 2019 were $7.2 million, compared to $10.2 million for the three months ended June 30, 2018. Excluding $2.6 million of costs associated with the strategic restructuring initiative recorded in the three months ended June 30, 2019, the decrease of $5.6 million was primarily due to a decrease in pre-commercialization manufacturing costs for IV meloxicam, shift of focus of our CDMO formulation and development capabilities to cost of sales activities, a decrease in development costs for other pipeline products and a decrease in personnel costs.

General and administrative expenses for the three months ended June 30, 2019 were $10.0 million, compared to $13.0 million for the same period in 2018. Excluding $3.4 million of costs associated with the strategic restructuring initiative recorded in the three months ended June 30, 2019, the decrease of $6.4 million was due to a reduction in commercial team personnel and related costs following the CRL, which suspended our preparation of the anticipated launch of IV meloxicam.

Change in contingent consideration valuation for the three months ended June 30, 2019 was ($4.1) million, compared to $0.4 million for the three months ended June 20, 2018. This non-cash expense was related to the change in the probability adjusted fair value of the contingent consideration that would be due to Alkermes upon passage of time or the achievement of certain milestones. The change in contingent consideration is primarily attributed to the change in estimated timing of potential FDA approval and a potential launch of IV meloxicam.

Amortization expense was $0.6 million for each of the three months ended June 30, 2019 and 2018. This expense was solely related to the amortization of Recro’s royalties and contract manufacturing relationships intangible asset over its estimated useful life.

Interest expense, net, was $5.2 million and $2.1 million for the three months ended June 30, 2019 and 2018, respectively. The increase was primarily due to the higher principal balance on our Athyrium senior secured term loan and amortization of the related financing costs.

The Company records a full valuation allowance against its deferred tax assets therefore, there was no income tax benefit for the three months ended June 30, 2019. For the three months ended June 30, 2018, the income tax benefit was $2.7 million, which was recorded prior to the recording of the full valuation allowance for United States operations in the fourth quarter of 2018.

For the three months ended June 30, 2019, Recro reported a net loss of $2.8 million, or $0.13 per share, compared to a net loss of $12.7 million, or $0.62 per share, for the comparable period in 2018.

Financial Results for the Six Months Ended June 30, 2019

Revenues and cost of sales were $56.3 million and $28.5 million, respectively for the six months ended June 30, 2019, compared to $41.3 million and $22.6 million for the six months ended June 30, 2018. The increase of $15.0 million in revenue was due to increased royalties recognized from one of our commercial partners and an increase in product sales to various of our commercial partners. Cost of sales increased primarily due to expansion of our service and development capabilities as well as growth in manufacturing demand, which was partially offset by operating efficiencies gained as a result of higher production volumes.

Research and development expenses for the six months ended June 30, 2019 were $16.7 million, compared to $18.6 million for the six months ended June 30, 2018. Excluding $2.8 of costs associated with the strategic restructuring initiative recorded in the six months ended June 30, 2019, the decrease of $4.7 million was primarily due to the shift of focus of our CDMO formulation and development capabilities to cost of sales activities, a decrease in pre-commercialization manufacturing costs for IV meloxicam and a decrease in personnel costs, slightly offset by an increase in development costs for other pipeline products prior to the second CRL.

General and administrative expenses for the six months ended June 30, 2019 were $24.2 million, compared to $22.5 million for the same period in 2018. Excluding $4.4 million of costs associated with the strategic restructuring initiative recorded in the six months ended June 30, 2019, the decrease of $2.7 million was due to decreases in commercial team personnel and pre-commercial consulting costs incurred for the anticipated launch of IV meloxicam following the receipt of the second CRL. These decreases in costs were offset by increases in costs associated with the debt financing early in the year, public company costs including legal fees, business development costs in our CDMO segment as well as increased professional fees associated with addressing the first and second CRLs issued by the FDA regarding our NDA for IV meloxicam.

Change in contingent consideration valuation for the six months ended June 30, 2019 was ($19.2) million, compared to $2.9 million for the six months ended June 20, 2018. This non-cash expense was related to the change in the probability adjusted fair value of the contingent consideration that would be due to Alkermes upon passage of time or the achievement of certain milestones. The change in contingent consideration is primarily attributed to the change in estimated timing of potential FDA approval and a potential launch of IV meloxicam.

Amortization expense was $1.3 million for each of the six months ended June 30, 2019 and 2018. This expense was solely related to the amortization of Recro’s royalties and contract manufacturing relationships intangible asset over its estimated useful life.

Interest expense, net, was $8.8 million and $4.0 million for the six months ended June 30, 2019 and 2018, respectively. The increase was primarily due to the higher principal balance on our Athyrium senior secured term loan and amortization of the related financing costs.

The Company records a full valuation allowance against its deferred tax assets therefore, there was no income tax benefit for the six months ended June 30, 2019. For the six months ended June 30, 2018, the income tax benefit was $5.1 million, which was recorded prior to the recording of the full valuation allowance for United States operations in the fourth quarter of 2018.

For the six months ended June 30, 2019, Recro reported a net loss of $4.8 million, or $0.22 per share, compared to a net loss of $25.2 million, or $1.27 per share, for the comparable period in 2018.

Financial Guidance

For 2019, Recro Pharma is increasing its revenue guidance from $85-$87 million to an anticipated $91-94 million, CDMO Operating Income from $28-$30 million to $35-39 million and CDMO EBITDA, as Adjusted* from $38-$40 million to $44-46 million, based on current trends including organic growth from existing customers and new business prospects. This guidance takes into consideration existing contracts and timing of customer order patterns, as well as the Company’s experience with customer’s product market estimations.

*CDMO Operating Income, as adjusted, and CDMO EBITDA, as adjusted are non-GAAP financial measures (See reconciliation of non-GAAP financial measures in this release).

Conference Call and Webcast

Recro Pharma management will be hosting a conference call and webcast today beginning at 8:00 AM ET. To access the conference call, please dial (844) 243-4691 (local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 6488104. A live audio webcast of the call will be available under “Events” in the Investor section of the Company’s website, https://ir.recropharma.com/events. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About Recro Pharma, Inc.

Recro Pharma is a pharma services and pharmaceutical company that operates through two business segments, a revenue-generating contract development and manufacturing, or CDMO, segment, located in Gainesville, GA and an Acute Care segment primarily focused on products for the hospital and other acute care settings. The Company’s CDMO segment leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services for commercial and development-stage partners who commercialize or plan to commercialize these products. These collaborations can result in revenue streams including royalties, profit sharing, research and development and manufacturing fees, which support continued operations for its CDMO segment.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “may,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Recro or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. Recro assumes no obligation to update any such forward-looking statements. Factors that could cause Recro’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the Company’s ability to complete the spin of its Acute Care business, the Company’s ability to attract a strategic partner for the development and commercialization of IV meloxicam, the Company’s ability to execute its strategic initiatives, the Company’s ability to adequately resolve the deficiencies identified by the FDA in the second CRL for IV meloxicam, and the time frame associated with any such resolution, including whether the FDA will require additional clinical studies and the time and cost of such studies; whether the Company will prepare an amended NDA for IV meloxicam and, whether the FDA will accept and approve any such resubmitted NDA and the labeling under any such approval; the Company’s ability to raise future financing for continued product development and IV meloxicam commercialization; with regard to the Company’s clinical trial results, whether there may be changes in the interpretation by the FDA of the data of the Company’s clinical trials and the length, cost and uncertain results and timing of our ongoing clinical trials; with regard to the potential commercial opportunity of IV meloxicam, whether any FDA approval of IV meloxicam will include labeling restrictions and the potential that IV meloxicam does not receive regulatory approval or does not receive reimbursement by third party payors, that IV meloxicam is not accepted by the medical community, including physicians, patients, health care providers and hospital formularies or that a commercial market for IV meloxicam does not develop; the Company’s ability to manage costs and execute on its operational and budget plans, the Company’s ability to achieve its financial goals, including financial guidance, the Company’s ability to pay its debt under its credit agreement; the Company’s ability to maintain relationships with CDMO commercial partners; and the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection. The forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro’s business and future results included in Recro’s filings with the Securities and Exchange Commission at www.sec.gov.

CONTACT:

Investor Relations Contact:

Argot Partners

Sam Martin / Claudia Styslinger

(212) 600-1902

sam@argotpartners.com

claudia@argotpartners.com

Recro Pharma, Inc.

Ryan D. Lake

(484) 395-2436

rlake@recropharma.com

Media Contact:

Argot Partners

David Rosen

(212) 600-1902

david.rosen@argotpartners.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$30,400	$38,514
Short-term investments	1,998	—
Accounts receivable	17,796	12,866
Contract Asset	8,154	5,201
Inventory	9,639	10,699
Prepaid expenses and other current assets	5,503	3,861

Total current assets	$73,490	$71,141
Property, plant and equipment, net	49,394	45,640
Right of Use asset	1,527	—
Intangible assets, net	30,974	32,266
Goodwill	6,446	6,446

Total assets	$161,831	$155,493

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	706	4,510
Accrued expenses & other current liabilities	7,189	14,165
Current operating lease liability	592	—
Current portion of contingent consideration	—	10,354

Total current liabilities	8,487	29,029
Long-term debt, net	107,399	64,243
Warrants & other long-term liabilities	1,880	1,163
Long-term operating lease liability	1,012	—
Long-term portion of contingent consideration	61,762	80,558

Total liabilities	180,540	174,993

Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding.	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares; issued and outstanding, 22,414,607 shares at June 30, 2019 and 21,799,961 shares at December 31, 2018	224	218
Additional paid in-capital	174,134	168,535
Accumulated deficit	(193,067)	(188,253)
Accumulated other comprehensive loss	—	—

Total shareholders’ equity	(18,709)	(19,500)

Total liabilities and shareholders’ equity	$161,831	$155,493

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$31,256	$21,739	$56,322	$41,281

Operating expenses:
Cost of sales (excluding amortization of intangible assets)	14,100	12,071	28,491	22,561
Research and development	7,180	10,157	16,734	18,599
General and administrative	9,997	12,955	24,175	22,473
Amortization of intangible assets	646	646	1,292	1,292
Change in warrant valuation	1,041	(1,139)	779	(365)
Change in contingent consideration valuation	(4,059)	396	(19,150)	2,916

Total operating expenses	28,905	35,086	52,321	67,476

Operating income / (loss)	2,351	(13,347)	4,001	(26,195)
Other income (expense):
Interest income	182	114	320	255
Interest expense	(5,370)	(2,189)	(9,135)	(4,292)

Net loss before income taxes	$(2,837)	$(15,422)	$(4,814)	$(30,232)
Income tax benefit	—	2,707	—	5,060

Net loss	$(2,837)	$(12,715)	$(4,814)	$(25,172)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.13)	$(0.62)	$(0.22)	$(1.27)

Weighted average common shares outstanding, basic and diluted	22,265,612	20,410,615	22,092,853	19,818,227

Other comprehensive loss:
Unrealized gain on available-for-sale securities	1	1	—	1

Comprehensive loss	$(2,836)	$(12,714)	$(4,814)	$(25,171)

Reconciliation of Operating Income, as adjusted and EBITDA, as adjusted

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have also disclosed in the tables below the following non-GAAP information for our Contract Development and Manufacturing Organization (CDMO): “Operating Income, as Adjusted” which is Operating Income without the impact of ASU, No. 2014-09 as to remove the variability of timing of revenue recognized and expected cash receipt, and “EBITDA, as Adjusted” which is “Operating Income, as Adjusted” before interest, taxes, depreciation, amortization and non-cash stock-based compensation. We believe these non-GAAP financial measures are helpful in understanding our CDMO Business as it is useful to investors in allowing for greater transparency of supplemental information used by management. “EBITDA, as Adjusted” is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Three Months Ended June 30, 2019 and 2018

CDMO Business	Three Months Ended		Year over Year
(amounts in millions)	June 30, 2019	June 30, 2018	% change
As reported operating income	$15.5	$7.3	113%
less: Revenue recognition (a)	$3.0	$1.4

Operating income, as adjusted	$12.5	$5.9	111%
Depreciation	$1.5	$1.2
Amortization of intangible assets	$0.6	$0.6
Non-Cash stock-based compensation	$0.4	$0.3

EBITDA, as adjusted	$15.0	$8.1	86%

Six Months Ended June 30, 2019 and 2018

CDMO Business	Six Months Ended		Year over Year
(amounts in millions)	June 30, 2019	June 30, 2018	% change
As reported operating income	$24.6	$13.9	78%
less: Revenue recognition (a)	$3.0	$3.1

Operating income, as adjusted	$21.6	$10.7	101%
Depreciation	$2.8	$2.4
Amortization of intangible assets	$1.3	$1.3
Non-Cash stock-based compensation	$0.9	$0.6

EBITDA, as adjusted	$26.6	$15.0	78%

Full Year Guidance

CDMO Business (amounts in millions)	Full Year 2017	Full Year 2018	Full Year 2019 Estimate
As reported operating income	$25.4	$24.9	$35.0 - $39.0
less: Revenue recognition (a)	n/a	1.4	$1.0 - $3.0

Operating income, as adjusted	$25.4	$23.5	$34.0 - $36.0
Depreciation	4.8	4.8	5.6
Amortizaiton of intangible assets	2.6	2.6	2.6
Non-Cash stock-based compensation	1.0	1.3	1.8

EBITDA, as adjusted	$33.8	$32.2	$44.0 - $46.0

(a)	Impact of adoption of ASU, No. 2014-09 starting January 2018.